Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:

Jeremy Neuhart
News	PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:

Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG appoints Navikas as senior vice president, finance, and chief financial officer

PITTSBURGH, June 10, 2011 – PPG Industries (NYSE: PPG) today announced that David B. Navikas, vice president and controller, has been appointed senior vice president, finance, and chief financial officer, effective June 10, 2011, reporting to Chairman and CEO Charles E. Bunch.

Navikas succeeds Robert J. Dellinger, who has announced his resignation for personal health-related reasons as of June 30.

“David brings to this role broad financial expertise and extended involvement in our strategic planning process, as well as an extensive and detailed understanding of PPG’s global businesses,” Bunch said. Navikas will be nominated to become a member of PPG’s executive committee.

Navikas, age 60, has served as controller since joining PPG in November 1995, and he was appointed vice president and controller in March 2000. Prior to joining PPG, Navikas had 22 years of experience with Deloitte & Touche, including 13 years as a partner. He earned a bachelor’s degree in business from Purdue University and a master’s in accounting from Syracuse University.

Regarding Dellinger’s resignation, Bunch said, “I want to personally thank Bob for his leadership and contribution to PPG’s continued success during his tenure.”

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2010 were $13.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

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